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                                                                     Exhibit 3.1


                                                             ENGLISH TRANSLATION

                                     BYLAWS

                                       OF

                            CONSORCIO ECUATORIANO DE

                         TELECOMUNICACIONES S.A. CONECEL



                                   CHAPTER ONE

                          NAME, NATIONALITY, DOMICILE,
                   SOCIAL PURPOSE AND DURATION OF THE COMPANY

ARTICLE ONE: NAME. - The name of the Company is CONSORCIO ECUATORIANO DE TELECOMUNICACIONES S.A. CONECEL

ARTICLE TWO: NATIONALITY AND DOMICILE. - The Company is an Ecuadorian company and its principal domicile is in the City of Guayaquil, being allowed to open branches, agencies, offices or representations in other cities of the country or abroad.

ARTICLE THREE: OBJECTIVE. - The corporate objective of the Company is to carry out all types of activities related to the telecommunications field; consequently, the Company will furnish and exploit all forms of telecommunication final services and carriers of telecommunications, including voice, image and data transmission and value-added services, as well as any other services that may be created, developed or derived from the above described telecommunication services, including the exploitation of information technology, whether now existing or in the future developed or discovered, including wireline or wireless technology, trunk systems, management and operation of 900 telephone lines, and import, installation and operation of teleports and earth stations. The Company will also operate codified television systems, by cable, using microwave frequencies or UHF or any other electromagnetic media, directly by satellite or through the use of any other technique that may be developed in the future, to permit the optimization of the use of radioelectric spectra, with the purpose of transmitting through the subscription system programming produced locally or abroad, including sports programming, films, cultural and children's programs, newscasts, musicals and didactic documentaries (live or recorded) and, in general, audio and video signals in any form allowed by the market, and to market and exploit such transmissions in any manner permitted by applicable law. The Company may also import programs originated in any part of the world and export programs of its own production from time to time and may also engage in services which include or relate to the transmission of computerized information or data, as well as general radio and television services. The Company shall engage in commercial activities, including as a commission agent, principal, agent, promoter and representative of natural or juridical persons, and may carry out all acts and contracts permitted by applicable law in such capacities, and will be entitled to acquire for itself stock, participations, quotas or rights of any kind of commercial or civil corporations, organized or to be organized. In addition, the Company may engage in the


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import, assembly, manufacturing, rebuilding, repair, export, distribution, marketing and leasing of equipment, machinery and other accessories or instruments related to the Company's business, including equipment relating to telephony, telecommunications and codified television, electronic goods, computer goods, printers, paper and any components and spare parts thereof. The Company may also furnish services, advice and technical and administrative assistance of all types to corporations dedicated to the activities described within these objectives and, in particular, in the fields of telecommunications, telephony, television, radio and satellite services in general and, for such corporations, the Company will be permitted to select, evaluate, train and contract, temporarily or permanently, specialized personnel, qualified labor, laborers and workers in general, and will be permitted to develop, create and implement data processing systems, analysis, studies, production and development of projects for such entities as may be agreed to from time to time. In order to fulfill its objectives, the Company may import, export, buy, sell and administer goods, acquire stock, participations, quotas and rights of corporations, organized or to be organized, and to execute those acts and contracts permitted by applicable law, auxiliary or complementary to its activities that are related to its objectives.

ARTICLE FOUR: DURATION.- The Company has a duration of one hundred years, counted from the date of registration with the Mercantile Registry Office. This term may be extended, or the Company may be dissolved and liquidated prior to its termination, pursuant to the provisions of Paragraph 18.2 of Article Eighteen of these Bylaws, or pursuant to other provisions of applicable law.

                                   CHAPTER TWO

                     AUTHORIZED CAPITAL AND RELATIVE RIGHTS

ARTICLE FIVE: The authorized capital of the Company is of S/.150,000,000,000 (ONE HUNDRED FIFTY THOUSAND MILLION SUCRES), divided into an aggregate of 150,000,000 ordinary shares, Class "A" or Class "B", nominative and with a nominal value of one thousand sucres each. Such shares will be represented by certificates of one or more shares signed jointly by the President and by the Executive President.

The Class "A" shares shall have all of the fundamental rights conferred by applicable laws to the shareholders of the Company generally as provided in
Article 220 of the Law on Corporations of Ecuador. The Class "A" shares shall always constitute, at a minimum, thirty three and one-third percent (33.33%) of the subscribed share capital of the Company.

ARTICLE SIX: The Class "B" shareholders shall have all of the fundamental rights conferred by applicable laws generally, except with respect to voting rights which shall be limited to the matters set forth in paragraph 18.2 of Article 18 of these Bylaws.


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As to the other rights of Class "B" shares, they shall have the same rights as the Class "A" shares, specifically with respect to the:

1. Payment of cash dividends in proportion to their percentage of the total capital of the Company;

2. Right to receive stock dividends, which dividends shall be distributed as Class "B" shares in proportion to their percentage ownership of the total capital of the Company;

3. Right to receive allocable distributions in proportion to their percentage ownership of the total capital of the Company in the event of the liquidation of the Company;

4. Preferential right to subscribe for additional Class "B" shares in proportion to each holder's respective share percentage of the total subscribed capital of the Company in the event of a capital increase.

5. Right to vote in General Shareholders' Meetings, together with the Class "A" shareholders to approve a capital increase and the price to be paid for additional shares where such price, as proposed by the Board of Directors of the Company, is less than the fair market value of the shares proposed for issuance by an amount that exceeds 10% of such fair market value.

6. Participate, without any right to vote, in any General Shareholder's Meeting held by the Class "A" Shareholders where information relating to the Company's accounts, balances and other financial information is submitted by the appropriate officers to the Company's Shareholders for approval, it being understood that the Class "B" shareholders will only be entitled to inspect and review any such information.

The stock certificates evidencing the Class "B" shares shall clearly state that the Company has advised the Shareholders of the contents of these Bylaws and the rights and obligations granted to Class "B" shareholders hereunder.

ARTICLE SEVEN: The Company will consider as the owners of shares those appearing as such in the Stock Registry and Shareholders Book of the Company from time to time.

ARTICLE EIGHT: Every increase or decrease in the authorized capital, as well as the issuance of obligations and additional shares of the Company's capital stock, will be agreed upon at the General Shareholders' Meeting of the Company and confirmed by owners of Class "A" shares, except as provided in paragraph
18.2.3 of Article 18 of these Bylaws. Owners of Class "A" shares and Class "B" shares shall have preferential rights to subscribe for additional shares of their same class, in proportion to their respective share percentage of the Company's total subscribed share capital in the event of a capital increase, in accordance with applicable laws.

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                                  CHAPTER THREE

                          ADMINISTRATION, OFFICERS AND
                         REPRESENTATIVES OF THE COMPANY

ARTICLE NINE: The Company will be governed by these Bylaws as determined by its Shareholders from time to time and will be managed by the Board of Directors, the President of the Board of Directors, the Executive President, the Finance and Operations Vice Presidents, the Area Vice Presidents, Managers, Assistant Managers and other officers that the Board of Directors may designate, from time to time in accordance with the Company's strategic plans. Such officers shall perform their respective duties in accordance with applicable laws, these Bylaws, and the regulations and faculties assigned for each position.

ARTICLE TEN: The Executive President and the Finance and Operations Vice Presidents, the latter acting jointly, shall be the legal representatives, judicial and extra-judicial, of the Company, and such representatives shall have the broadest powers to act in the name of the Company in all of the matters set forth in these Bylaws. In the event of the absence or incapacity of the Executive President, the Finance and Operations Vice Presidents, acting jointly, shall replace him. The legal representatives of the Company shall be permitted to act in connection with the following events only after receipt of the prior authorization of the Board of Directors: in connection with the Acquisition or disposition of the assets of the Company, granting of mortgages, pledges and other guarantees or limitations of ownership, and participation in other companies involving obligations or liabilities for the Company in an amount exceeding the amounts specified semi-annually by the Board of Directors.

                                  CHAPTER FOUR

                             SHAREHOLDERS' MEETINGS

ARTICLE ELEVEN: The General Shareholders' Meetings shall be Ordinary or Special. The Ordinary General Meetings shall be held in the principal office of the Company, within ninety days following the end of the Company's fiscal year, to vote with respect to the matters specified in the Law on Corporations and any other matter set forth on the agenda from time to time. The Special General Meetings shall be held in the principal address of the Company, except as otherwise provided in article two hundred and eighty of the Law on Corporations of Ecuador.

ARTICLE TWELVE: The General Meetings may be called by the President of the Board of Directors, by the Executive President or by two principal members of the Board of Directors, by means of a publication in one of the newspapers of major circulation and with at least eight (8) days prior written notice, delivered personally to the shareholders who are domiciled in the City of Guayaquil; and to the shareholders who are domiciled outside of this City, the notice will be given by telex or fax, and personally to the delegate designated by them, who must reside within the urban sector of the City of Quito; the shareholders, or in their absence their delegates, shall confirm in writing the receipt of such notice of the meeting, and there will be evidence thereof placed in the records of the Company. The Shareholders who own at least twenty five percent of

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the Class "A" shares may call a meeting of all Shareholders to discuss any matter related to the Company, and the owners of at least twenty five percent of the Class "B" shares may call a meeting to discuss matters with respect to which such shareholders may vote as provided in these Bylaws or the meeting can be called by the members of the management, pursuant to and in accordance with the provisions of the Law on Corporations. The topics of General Meetings will only discuss and decide over the matters that are specified in the respective written notices of the meeting. Certain members of management of the Company may or will be specially and individually called to attend the General Meetings, but their failure to attend will not be a cause for the delay of the meeting.

ARTICLE THIRTEEN: The General Meetings will not be held unless the following percentages are represented among the shareholders in attendance:

13.1. At a General Meeting where only Class "A" shareholders are entitled to vote, at least a majority of all Class "A" shares outstanding are in attendance;

13.2. At a General Meeting where both Class "A" and Class "B" shareholders may vote, at least a majority of all Class "A" shares outstanding and at least a majority of all Class "B" shares outstanding are in attendance,

Where a quorum was not present and a second notice of a General Meeting is delivered to the Company's shareholders, such General Meeting will not be held unless the following percentages are represented among the shareholders in attendance:

13.3. At a General Meeting where only Class "A" shareholders may vote, at least 33.33% of the total Class "A" shares outstanding are in attendance;

13.4 At a General Meeting where both Class "A" and Class "B" shareholders may vote, at least 33.33% of all Class "A" shares outstanding are in attendance and at least 33.33% of all Class "B" shares outstanding are in attendance;

Where greater than two notices of a meeting have been delivered and a quorum, as provided in these Bylaws, has not been established, such third or subsequent meeting may be held by the Class "A" or Class "B" shareholders then in attendance.

The shareholders owning Class "B" shares may attend the General Meetings, but without the right to vote, that are held with the purpose of resolving matters with respect to which only the owners of Class "A" shares are entitled to vote. They shall also be permitted to examine balances, records and reports from the management of the Company.

ARTICLE FOURTEEN: Any General Shareholders' Meeting at which only the owners of Class "A" shares may vote will be deemed as convened and validly held at any time and place within the National Territory, to discuss any matter, where all of the paid capital of this class of shares is present or represented at such meeting, and where such meeting is accepted by the unanimity of the present members as such and is recorded in the minutes of the Company in order to prevent it from being considered void; and the General Shareholders' Meeting where the

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owners of Class "A" and Class "B" shares may vote will be deemed as convened and validly held at any time and place within the National Territory, to discuss any matter, where all of the paid capital of the Class "A" and Class "B" shares is present or represented, and where such meeting is accepted by the unanimity of the present members as such and is properly recorded in the minutes of the Company in order to prevent it from being considered void.

ARTICLE FIFTEEN: The General Meeting will be presided by the Chairman of the Board of Directors and, in his absence, by one of the members of the Board of Directors appointed by the individuals in attendance at such meeting. The Executive President shall serve as Secretary to the meeting, and, in his absence, the person designated as Secretary Ad-hoc by the Meeting. The President and the Secretary will certify the respective minutes, and for each meeting a file will be opened containing a copy of the Minutes and any relevant documents that evidence the Meeting was validly held.

ARTICLE SIXTEEN: Actions taken at a General Meeting at which a quorum is present will require the favorable vote of the following percentages:

16.1. For the meetings where only the shareholders who own Class "A" shares may vote, a majority of such shareholders in attendance;

16.2. For the meetings where the shareholders who own Class "A" and Class "B" shares may vote, at least a majority of the Class "A" shareholders in attendance and a majority of the Class "B" shareholders in attendance at the meeting.

ARTICLE SEVENTEEN: The shareholders who own Class "A" or Class "B" shares may be present at General Meetings personally or may be represented by third parties in the manner prescribed by applicable law or by special or general power of attorney sufficient for that purpose. Neither the administrators nor any officers or other representatives of the Company will be allowed to be representatives of shareholders at General Meetings.

ARTICLE EIGHTEEN:  RIGHTS OF THE GENERAL SHAREHOLDERS' MEETING.

18.1. THE FOLLOWING ARE THE RIGHTS EXCLUSIVELY RESERVED FOR CLASS "A" SHAREHOLDERS OF THE COMPANY:

18.1.1. To appoint the members of the Board of Directors, which shall consist of five members, and their respective alternates;

18.1.2. To appoint a Main Commissary to keep the books and records of the Company and his/her respective alternate;

18.1.3.       To appoint external auditors;

18.1.4. To decide at any time on the removal of the persons designated by it;

18.1.5. To examine the accounts, balances and reports of the Administrators and Commissaries and to prepare the corresponding resolutions;

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18.1.6.       To agree upon the modifications to the charter documents of the
              Company, including these Bylaws, in accordance with applicable law, except with respect to matters covered by paragraph 18.2 of this Article.

18.1.7.       To decide matters relating to the amortization for shares;

18.1.8. To decide on the increase of the authorized capital of the Company;

18.1.9. To decide on a capital increase and the price to be paid for such newly issued shares, except as otherwise provided in paragraph
              18.2.3 hereof;

18.1.10 To decide on the issuance of securities of any class or type, including preferential shares and obligations or other instruments, it being understood that, in the event of any proposed share issuance, Class "A" and Class "B" shareholders shall have the first option to acquire additional shares of Class "A" and Class "B" stock, respectively, in proportion to their percentage ownership of the total capital of the Company;

18.1.11. To decide matters relating to the constitution of special or optional reserves;

18.1.12. To interpret these Bylaws, except with respect to matters that affect Class "B" shareholders, in which case such interpretation shall be done jointly by Class "A" and Class "B" shareholders, and to exercise all of the rights granted by applicable law that may be exercised in the General Meeting;

18.1.13. To exercise all rights granted by law to the shareholders, except with respect to any matter that requires the approval of the Class "B" shareholders as set forth in paragraph 18.2 hereof.

The shareholders who are owners of Class "B" shares do not have any right to vote with respect to the above-mentioned matters.

18.2. THE FOLLOWING ARE THE MATTERS THAT MUST BE VOTED UPON, AUTHORIZED AND APPROVED BY THE CLASS "A" AND CLASS "B" SHAREHOLDERS OF
              THE COMPANY:

18.2.1. Any decision regarding any proposed amendment to the Bylaws of the Company or other act that modifies the characteristics of Class "B" shares;

18.2.2. Any decision regarding the proposed liquidation of the Company, including the selection of a procedure and trustee for liquidation as mentioned in article 33 of these bylaws;

18.2.3. Any decision to authorize a capital increase where the Board of Directors has proposed a subscription price that is less than the fair market value of the shares proposed for issuance by an amount that exceeds 10% of such fair market value.

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ARTICLE NINETEEN: Each shareholder who owns Class "A" shares shall have the right to request the legal representative and/or legal representatives of the Company to exchange their Class "A" shares for Class "B" shares. This change in the class of the shares effected by the shareholder will be subject to the following rules:

19.1. Such exchange will be proportional and will not reduce the total share capital consisting of Class "A" shares to less than thirty three and one-third percent (33.33%) of the Company's total subscribed share capital.

19.2. Such exchange will be effected so as not to adversely affect the rights of the other Class "A" shareholders to effect a similar proportional exchange.

                                  CHAPTER FIVE

                              ADMINISTRATIVE BODIES

ARTICLE TWENTY.- BOARD OF DIRECTORS: The Board of Directors shall be composed of five principal members and their respective alternates, one for each principal member. The Chairman of the Board will be elected among the principal members in the manner stipulated in the Bylaws. The designation of the principal members of the Board of Directors will be effected by the majority vote of the Company's Class "A" shareholders.

ARTICLE TWENTY ONE: The meetings of the Board of Directors will be held at least once per month and, according to the requirements of the Company, upon the delivery of prior notice of a meeting by the Chairman of the Board or by the Executive President, by his own decision or at the request of any of the Principal Directors. The notices of the meetings shall be delivered, both to the Principal Directors as well as to their alternates, in which at least five (5) days prior to the proposed meeting date, personally to the Directors who are domiciled in the city of Quito; and with respect to those Directors who are domiciled outside of this City, such notice shall be delivered via telex or fax and, personally, to the delegates appointed by them, whom are required to reside within the urban sector of the City of Guayaquil. The Directors or their delegates shall confirm in writing the receipt of such notice for a meeting, and evidence thereof will be kept in the records of the Company. The Board of Directors will be presided by the Chairman of the Board and, in his absence, by one of the members of the Board of Directors elected by the persons who are present at the meeting. The Executive President shall act as Secretary and, in his absence, the person designated by the members of the Board of Directors as Secretary Ad-hoc. The Chairman of the Board and the Secretary will sign the corresponding Minutes of each meeting and shall maintain a file containing a copy of the Minutes and of any other documents that evidence that such meeting was validly held. Meetings of the Board of Directors may be held without prior notice, when agreed to by unanimous vote of all of the members entitled to hold the meeting personally or by means of communication that will allow the simultaneous participation of the five members of the Board of Directors, whether principal members or their respective alternates, in which case the Chairman of the Board, through the Secretary, will send via telex or fax to each Member of the Board of Directors, the corresponding minutes with proof of the decisions taken. In any meeting of the Board of Directors, in the


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absence of a principal director and of his respective substitute, the Chairman of the Board may authorize the participation by another alternate designated and authorized by the Director that could not attend such meeting. In the event that the Director that will not be able to attend does not authorize the participation of another alternate the President shall be entitled to furnish such authorization. In order for another alternate to participate, the authorization from the Director that will not be able to attend must be given in writing at least twenty-four (24) hours prior to the date of the meeting.

ARTICLE TWENTY-TWO: The Board of Directors shall be permitted to act, and a quorum shall exist, where at least a majority of the members of the Board (each of whom may be represented by an alternate), and any proposed actions will be approved with the affirmative vote of a majority of the members in attendance. The duties and powers of the Board of Directors are the following:

22.1. To appoint and remove the Chairman of the Board from among the principal members of the Board of Directors.

22.2. To appoint and remove the Executive President and to determine his/her remuneration.

22.3. To appoint and remove the Finance and Operations Vice Presidents and to determine their powers and duties.

22.4. To create the other Vice President positions, Management positions and Sub-Management positions that it deems necessary and to designate the officers who will fill such positions, including their powers and duties.

22.5.         To approve the organizational structure of the Company.

22.6. To determine the newly created management positions and to appoint and remove the officers designated for such positions, setting their duties, powers and remuneration, which will not entitle any such persons to act as the legal representative of the Company, except with a power of attorney granted in accordance with these Bylaws and with the Law of Corporations.

22.7. To propose a capital increase to the Class A shareholders of the Company and to establish the price of the shares that are to be issued, it being understood that, in the event the price fixed by the Board exceeds the nominal value of such shares, the nominal value of the shares shall be accounted for as increased capital and the excess shall be included in a paid-in capital reserve. In the event the price proposed by the Board is less than the fair market value of the shares proposed for issuance by an amount that exceeds 10% of such fair market value, such capital increase shall require the approval of the Class "A" and Class "B" shareholders.

22.8.         To designate the legal counsel and internal auditors.



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22.9.         To grant special or restricted powers of attorney and to authorize the Executive President to subscribe them.

22.10. To decide at any time on the removal of any other officer whose position has been created by these Bylaws or by the decision of the Board of Directors.

22.11. To establish the general policy of the Company and to supervise the administrative, commercial, technical and financial activities, making the necessary recommendations.

22.12. To authorize the legal representative of the Company to take any decision or to execute any act or contract that implies changes in the policy of the Company, within its corporate objective.

22.13. To establish the conditions and limitations in the delegation of faculties of the Executive President, both for the opening of checking accounts as well as for the issuance, acceptance and endorsement of checks and documents for payment in the name of and on behalf of the Company.

22.14. To authorize the sale and purchase, as well as the constitution of mortgages and other federal taxes on real estate, and the pledge of other rights on personal property.

22.15. To authorize contracts that must be entered into between the Company and any of its Shareholders, Directors, Administrators or persons related to them, provided that such contracts are within the ordinary course of the business of the Company.

22.16. To authorize all direct, indirect or contingent obligations that imply a monetary responsibility which amount, in any currency, exceeds the maximum limits semi-annually fixed by the Board of Directors, unless such obligation appears as previously approved in the Investment and Operational Budget, or is related to renewals of preexisting financial obligations.

22.17. To approve investments that are not shown as previously approved in the Investment and Operational Budget.

22.18. The establishment or dissolution of subsidiaries, the establishment or termination of joint ventures with other companies, and the purchase or sale of shares or participations in other companies or businesses.

22.19. To approve, each semester, the Investment and Operational Budget and the General Plan of Activities of the Company presented by the Executive President.

22.20. To annually present to the General Shareholders Meeting, for its approval, the Activity Report of the Executive President approved by the Board of Directors.

22.21. To grant authorizations to the members of the Board, the Chairman of the Board and the Executive President.


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22.22.        To determine the guaranty that the Executive President or the
              Financial and Operations Vice Presidents must present when the Board deems it necessary.

22.23. To ratify any obligation incurred by the administrator to any third parties.

22.24. To determine the remuneration of the Commissaries and of the External Auditors, or to delegate such right to be negotiated by the Executive President.

22.25. To designate the principal member of the Board to substitute the Chairman of the Board in the event of his/her absence or incapacity.

22.26. To comply with all other duties and to exercise all of the other powers that correspond to it according to applicable law, to the present Bylaws or the regulations and resolutions of the General Meeting, and

22.27. To interpret the Bylaws of the Company from time to time, except with respect to matters that affect Class "B" shareholders, when the General Meeting is adjourned, with no retroactive effect, with the obligation to submit such interpretation for the approval of the next General Meeting of Shareholders. The Meetings of the Board of Directors may be suspended, at the request of two or more Directors present thereat. This suspension may not be delivered less than seventy two (72) hours prior to the subject meeting and will be applied one time only for each subject discussed at the meeting. At the time of the suspension, the day and the time of the subsequent meeting will be set by the Chairman of the Board.

ARTICLE TWENTY THREE.- CHAIRMAN OF THE BOARD. The Chairman of the Board shall be elected from the principal members of the Board of Directors and shall preside over the meetings of the Board of Directors and at the General Shareholders' Meetings. The Chairman of the Board of Directors shall have the following rights and powers:

a) To convene and preside over the General Meeting and the Board of Directors' meetings and to sign the corresponding minutes.

b) To take action to ensure compliance with these Bylaws and with the laws of the Republic during the progress and in the course of conduct of the Company.

c) To execute and deliver jointly with the Executive President the titles and certificates of shares; and

d) To comply with all of the other duties and to exercise all of the other powers corresponding to him/her pursuant to applicable law, the present Bylaws or the Regulations and Resolutions of the General Meeting and of the Board of Directors.

ARTICLE TWENTY FOUR: EXECUTIVE PRESIDENT: The Executive President shall be appointed by the Board of Directors of the Company. The temporary subrogation of the Executive President will be effected in accordance with the provisions set forth in the present


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Bylaws. The Executive President shall have, in addition to the duties, powers and responsibilities established by applicable law for the Administrators, the following:

a) To represent the Company legally, judicially and extra-judicially, and to manage it, subject to the requirements and limitations that are imposed to it by applicable law and by the present Bylaws.

b) To act as Secretary in the General Meetings and in meetings of the Board of Directors.

c)   To plan and execute the economic development of the Company.

d)   To control the economic development of the Company.

e) To identify, plan and organize the investments of the Company in other businesses, pursuant to the fixed policies and the authorizations granted by the Board of Directors.

f) To make the investments and to control the negotiations that he/she is in charge of or that have been authorized by the Board of Directors.

g) To annually present to the Board of Directors and to the General Meeting of Shareholders the Audited Financial Statements of the Company.

h) To elaborate and present each semester to the Board of Directors for analysis and approval the Investment and Operational Budget and the General Plan of Activities of the Company.

i) To open checking accounts and to issue, accept and endorse checks and payment orders in the name of and on behalf of the Company, being able to delegate such powers pursuant to the conditions and limitations established by the Board of Directors.

j) To issue, accept and endorse bills of exchange and other negotiable securities, in the name and on behalf of the Company.

k) To buy, sell or mortgage real estate and, in general, to participate in every act or contract related to this type of assets that involves the transfer of property or lien on the same, with the prior authorization of the Board of Directors, within the limits set forth in these Bylaws.

l)   To subscribe the powers of attorney authorized by the Board of Directors.

m) To be responsible for the assets of the Company and to supervise the accounting and the files of the Company.

n) To keep the Minute Book, Minute File Book, Stock and Shareholder Book and the Share Receipt Book.

o) To execute and deliver jointly with the Chairman of Board the titles and share certificates.


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p)   To present to the Board of Directors every month, within the first eight
     (8) days subsequent to the end of the month, a Monthly Report of Activities and Results, financial data, sales reports, cost reports, statistical reports and financial statements.

q) To annually present to the Board of Directors and later to the General Meeting of shareholders who own Class "A" shares, within the three (3) months following the end of the fiscal year of the Company, a report on the activities of the same. Class "B" shareholders shall be entitled to inspect any such reports without the right to vote.

r) To appoint and remove the employees and to determine their remuneration, and,

s)   To coordinate the relations of the Company with the Public and Private
     Sectors.

ARTICLE TWENTY-FIVE: The Executive President will be subject to the supervision of the Board of Directors; consequently, in the event of the performance of an act or the execution of a contract without the powers stipulated in the foregoing articles, although this act or contract will bind the Company before third parties, the Executive President will be personally liable to the Company for the damages that such a situation may produce, except if the Board of Directors ratifies such act.

ARTICLE TWENTY-SIX. FINANCE AND OPERATIONS VICE PRESIDENTS: The Finance and Operations Vice Presidents will have, in addition to the duties assigned by them by the Board of Directors, the following:

a) Jointly to exercise the legal, judicial and extra-judicial representation of the Company.

b) To subrogate, also jointly, the Executive President, in the event of the absence or impediment of the latter, with the same duties and powers or the replaced.

                                   CHAPTER SIX

                              DURATION OF POSITIONS

ARTICLE TWENTY-SEVEN: PERIODS OF DESIGNATION.- The Chairman of the Board, the members of the Board of Directors, the Executive President, the Finance and Operations Vice Presidents and the Commissaries of the Company may be shareholders, and will be elected for a term of two years; however, they shall remain in their positions until being legally removed or replaced. At the end of the term, they may be re-elected for a new term and may be continuously reelected indefinitely.

ARTICLE TWENTY-EIGHT: In case of the absence or inability, whether temporary or permanent, of the Chairman of the Board, he/she will be replaced by the principal member of the Board of Directors designated to that effect. In case of the temporary absence or inability of the Executive President, he/she will be replaced jointly by the Finance and Operations Vice Presidents.



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ARTICLE TWENTY-NINTH: DESIGNATION OF COMMISSARIES.- The General Meeting shall designate two commissaries, one principal and one delegate, who shall have the duties, powers and responsibilities set forth by applicable law, and those determined by the General Meeting.

                                  CHAPTER SEVEN

                         FISCAL YEAR, PROFITS, RESERVES,
                           DISSOLUTION AND LIQUIDATION

ARTICLE THIRTIETH: FISCAL YEAR: The fiscal year of the Company consists of the calendar year running from January one to December thirty-one of each year.

ARTICLE THIRTY-ONE: PROFITS OR LOSSES AND RESERVE FUNDS: From the profits or losses obtained on each fiscal year, the General Meeting of shareholders who own Class "A" shares will determine the form of its distribution which shall be in the case of Class "A" and Class "B" shareholders in proportion to their respective capital ownership percentages of the Company, in accordance with the pertinent legal provisions. In case of profits, the benefits distributed to each shareholder will be in direct proportion to the value of his/her paid shares. The Company, pursuant to applicable law, will form a Legal Reserve Fund, for which, from the liquid profits of each fiscal year, will take a percentage of no less than ten percent (10%), until it reaches at least fifty percent (50%) of the social capital. In addition, an optional reserve will be formed, in accordance with the provisions of paragraph 22.7 of Article 22 of these Bylaws.

ARTICLE THIRTY-TWO: DISSOLUTION AND LIQUIDATION: The Company will dissolve at the expiration of the term for which it was constituted, by resolution taken with the affirmative vote, adopted jointly, by a majority of the owners of Class "A" shares and a majority of the owners of Class "B" shares, or for another cause determined by applicable law and by these Bylaws. In case of dissolution and liquidation of the Company, there being no opposition among the shareholders, the President will assume the functions of liquidator, however, in case of opposition, the General Meeting will appoint one or more liquidators and will indicate their powers and duties.

                                  CHAPTER EIGHT

                              GENERAL DISPOSITIONS

FIRST: Any matter not contemplated in these Bylaws and for which decision applicable law has not established a manner or method of resolution will be resolved by the General Meeting of Shareholders who own Class "A" shares, except with respect to any such matters that affect Class "B" shareholders and that require the approval of a majority of the Class "B" shareholders.



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SECOND: For all of the matters that have not been foreseen in these Bylaws, the precepts contained in the Law of Corporations, in the Commercial Code, in the Civil Code and other pertinent laws, will be deemed incorporated herein.

THIRD: AUTHORIZATION. The General Shareholders' Meeting of the Company resolved to authorize the Executive President to perform all of the necessary procedures for the legalization of the amendment and codification of the Bylaws of the Company, as well as to proceed to subscribe the corresponding public deed.















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